Exhibit 10.2

Boxlight Corporation 1045 Progress Circle Lawrenceville, GA 30043 www.boxlight.com

June 30, 2020

Chuck Amos

3327 Tripoli Blvd.

Punta Gorda, FL 33950

Re: Boxlight Board of Directors

Dear Mr. Amos:

This letter will serve to outline our mutual agreement and understanding with regard to your appointment to the board of directors (the “Board”) of Boxlight Corporation, a Nevada corporation (“Boxlight” or the “Company”). It is understood that you will become a member of the Board of Boxlight effective as of the date of this letter agreement. You will also serve as the Chair of the Nominating and Governance Committee.

Boxlight’s Class A Common Stock is listed on the Nasdaq Capital Market under the ticker symbol “BOXL.”

In connection with this Board appointment, you agree to:

●	Include in all required filings with the Securities and Exchange Commission (the “SEC”) the listing of your name as a director of Boxlight;

●	Furnish to Boxlight and its securities counsel your resume for at least the past five years for inclusion in the Company’s Form 10-K and other required filings;

●	Submit to a background check; and

●	Complete and submit to Boxlight’s counsel an officers and directors questionnaire.

In consideration for your agreement to serve on the Board, Boxlight hereby agrees to grant to you $50,000 in Boxlight Restriced Stock Units (the “RSUs”), in accordance with the terms of the 2014 Boxlight Corporation Stock Incentive Plan. The RSUs will be calculated using the per share closing price on the date this agreement is signed and will vest quarterly over a period of one year.

The Company agrees to maintain not less than $5.0 million of officers and directors liability insurance coverage.

If the above is acceptable, please so indicate by executing and returning a copy of this letter agreement in the space provided below.

Very truly yours,

Michael Pope
CEO & Chairman
Boxlight Corporation

ACCEPTED AND AGREED

/s/ Chuck Amos
Chuck Amos